Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Mullen Automotive, Inc. on Form S-3 ASR (File Nos. 333-269766, 333-268497, 333-267913, 333-267502, and 333-266583) on Form S-3(File Nos. 333-263880 and 333-262093) and on Form S-8 (File Nos. 333-274-113, 333-267417 and 333-266787) of our report dated January 16, 2024, with respect to our audit of the financial statements of Mullen Automotive, Inc., as of September 30, 2023 and for the year ended September 30, 2023, which report is included in this Annual Report on Form 10-K of Mullen Automotive, Inc., for the fiscal year ended September 30, 2023. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

January 16, 2024

PCAOB ID No. 587